Exhibit 10.1
Covenant Transport, Inc.
2007 Named Executive Officer Bonus Program

Pursuant to the Covenant Transport, Inc. 2006 Omnibus Incentive Plan (the "Plan"), on February 28, 2007, the Compensation Committee of the Board of Directors (the "Committee") of Covenant Transport, Inc., a Nevada corporation (the "Company") approved the key terms of the Company's 2007 Bonus Program (the "Program"). The disclosures in this Exhibit were previously filed on Form 8-K on February 28, 2007.

As set forth in the Plan, which was approved by the Company's stockholders at the 2006 annual meeting of stockholders, the Committee may choose from a range of defined performance measures. The Committee approved operating income and operating ratio targets (the "Performance Targets") as the basis for bonuses to be paid pursuant to the Program for each of the following service offerings (or combination of service offerings) and subsidiaries (each, a "Business Unit") and on a consolidated basis: Expedited, Dedicated, Covenant Regional/Over the Road, the total Covenant division (prior three service offerings), Southern Refrigerated Transport, Inc., Star Transportation, Inc., and Covenant Transport Solutions, Inc. The Performance Targets are generally consistent with the Company's goal to improve its consolidated operating ratio by 100 to 200 basis points in 2007 versus 2006, although the Performance Targets for some Business Units require significantly greater improvement and the Performance Targets for some Business Units allow for a decrease in performance versus 2006.

Under the Program, and consistent with the objectives of the Plan, certain employees, including the Company's named executive officers, may receive bonuses upon satisfaction of the Performance Targets established for 2007. Bonuses awarded pursuant to the Program will be determined by a formula established by the Committee that is tied to achievement of one or both of the Performance Targets. The formula established by the Committee utilizes incremental levels of achievement of the Performance Targets, subject to upward or downward adjustment in defined circumstances. The applicable percentage of the Performance Target that is achieved is then multiplied by the employee's target bonus to determine the employee's bonus.

The following chart highlights the method by which the bonus payments to the Company's named executive officers would be calculated should the Company meet 100% of the Performance Targets for 2007:

Named executive officer	Target bonus as a percentage (%) of base salary(1)	Basis of Performance Targets(2)

David R. Parker, Chairman, President, and Chief Executive Officer	50%	Consolidated

Michael W. Miller, Executive Vice President—Procurement and Corporate Operations Manager	50%	Consolidated

Joey B. Hogan, Executive Vice President and Chief Financial Officer	50%	Consolidated

L.D. "Micky" Miller, III, Executive Vice President—Sales and Marketing	50%	Consolidated

Tony Smith, President of Southern Refrigerated Transport, Inc.	50%	Southern Refrigerated Transport, Inc.

(1)
Bonuses payable for 2007 (if any) will vary depending on the extent to which actual performance meets, exceeds, or falls short of the Performance Targets. Bonuses payable for the named executive officers can range from 15% to 130% of the employee's target bonus.

(2)
Performance Targets are tied to the achievement of operating income and operating ratio goals. Performance Targets for senior executive officers and most other participants with corporate-wide responsibility are tied to operating income and operating ratio goals calculated on a consolidated basis. Performance Targets for Business Unit managers and other participants dedicated primarily to a single Business Unit are tied to operating income and operating ratio goals for the Business Unit.

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